Exhibit 10.04

[FAIRCHILD LOGO]

Fairchild Semiconductor 2007 Stock Plan

Non-Qualified Stock Option Agreement

This is a Non-Qualified Stock Option Agreement (the “Agreement”) under the Fairchild Semiconductor 2007 Stock Plan, as amended from time to time (the “Plan”), dated                              (the “Grant Date”) between Fairchild Semiconductor International, Inc. (the “Company”) and                     , a regular salaried employee of the Company or one of its subsidiaries (“you” or the “Optionee”).

1. Option Grant; Exercise Price	The Company grants you the option to purchase up to Shares at an exercise price of $ per Share. This option grant is subject to the terms of this Agreement and the Plan. If there is a conflict between the terms of this Agreement and those of the Plan, the terms of the Plan will govern. Capitalized terms not defined in this Agreement are defined in the Plan.

2. Option Term; Vesting	The term of your option is 8 years and one day from the Grant Date. Your option terminates at the end of the term and cannot be exercised after the term. You can exercise your option only to the extent it has vested. Your option will vest in increments, as follows:

	Vesting Date	Percentage Vested (including portion that vested the preceding year)
	1st Anniversary of Grant Date	25%
	2nd Anniversary of Grant Date	50%
	3rd Anniversary of Grant Date	75%
	4th Anniversary of Grant Date	100%

3. Termination of Employment

You must remain an employee of the Company or an Affiliate to be able to exercise your option, except as follows:

Retirement, Disability or death. If your employment terminates because of your Retirement or Disability (as those terms are defined in the Plan) or your death, then you (or your estate) will have five years from your termination date to exercise your option, unless the option term ends earlier, in which case you (or your estate) will have until the end of the term to exercise. In addition, if your employment terminates because of your Retirement or Disability and you die within the five-year exercise period, your estate will have at least one year after your death to exercise, unless the option term ends earlier, in which case your estate will have until the end of the term to exercise.

Termination by the Company. If your employment is terminated for Cause (as defined in the Plan), all options will be terminated, whether or not vested, and you may have to repay any gains on prior exercised options. If your employment is terminated by the Company not for Cause and not as a result of your Retirement, Disability or death, then you (or your estate) will have 90 days from your termination date to exercise your option, unless the option term ends earlier, in which case you (or your estate) will have until the end of the term to exercise.

All other cases. If your employment terminates because you resign voluntarily, or for any other reason other than those stated above, you (or your estate, if you die within the period) will have 30 days from your termination date to exercise your option, unless the option term ends earlier, in which case you (or your estate) will have until the end of the term to exercise.

Regardless of the cause of your termination, you (or your estate) can exercise your option only to the extent it is vested on your termination date.

4. No Acquired Rights

Discretionary grant. Any options granted under the terms of this Agreement are entirely at the discretion of the Company. With the approval of the Board, and subject to the terms of the Plan, the Administrator may terminate, amend, or modify the Plan; provided, however, that except as provided in the Plan, no such termination, amendment, or modification of the Plan may in any way impair your rights under this Agreement without your consent.

No acquired right. The options granted under the terms of this Agreement do not make you eligible for any further options at any time in the future.

Not part of employment contract/No guarantee of employment. The options are not part of your employment relationship or remuneration under your employment contract, nor will they be included in the calculation of severance payments, retirement benefits, or other payments, if any, upon termination of your employment. Moreover, neither the Plan nor this Agreement imposes an obligation on the Company to at any time continue your employment relationship with the Company.

Not liable for Loss of Value. The Company is not liable for any financial loss on your part as a result of any mandatory taxes and other withholdings related to the options or financial loss due to foreign exchange fluctuations between your local currency and the U.S. dollar (if applicable). Nor will the Company or its Affiliates be liable for any loss of value of the shares upon the exercise of the option.

5. Foreign Exchange/ Ownership	Please note that the exercise of your option may result in your ownership of the Company’s common stock, and may also require the transfer of funds outside of your country to the U.S. (if you are a non-U.S. participant), and the use of a U.S.-based brokerage account. By signing this Agreement you acknowledge that you will personally bear responsibility for any compliance requirements under local or national law regulating such foreign investment and capital flows. These laws may change from time to time and the Company cannot guarantee that you will be able to use all of the exercise methods permitted under the Plan. It is recommended to seek your own professional advice in relation to your participation in this stock option program.

6. Personal Data Protection	By signing this Agreement, you confirm that you understand and agree that it will be necessary for the administration of the Plan to collect and process your personal data relating to the options that were granted to you. Moreover, if you are a non-U.S. participant it may be necessary to transfer this personal data, outside of the country in which you work or are employed, to the United States or any other third countries. By signing this Agreement, you explicitly consent to the collection, use and transfer of your personal data for the above described purpose to the Company or its Affiliates and any third party service provider as selected by the Company insofar it relates to the administration of the Plan. The United States may be considered to have a different or lower level of data protection than your country. You may request access to and correction of your personal data by contacting your local Human Resources Manager. You understand that failure to consent to the collection use and transfer of your personal data for the administration of Plan may affect your ability to receive options.

7. Electronic Delivery	The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout your term of employment or service with the Company and thereafter until withdrawn in writing by you.

8. Non-Transferability	Your options are not transferable except by will or the laws of descent and distribution. This option shall not be subject to attachment or similar process. Any attempted sale, pledge, assignment, transfer or other disposition of your option contrary to the provisions of this Agreement or the Plan, or the levy of any attachment or similar process upon your option, shall be null and void without effect.

9. Applicable Law	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10. Signatures	Your signature and the signature of an authorized officer of the Company below indicate your and the Company’s agreement to the terms of this Agreement as of the Grant Date.

	OPTIONEE:	FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

/s/ Mark S. Thompson
	[Name]	Mark S. Thompson
	Global ID:	President and CEO